Exhibit 4.01 (d)

                   Resolutions Adopted June 22, 1987 by the Finance
                  Committee of the Board of Directors of the Company
               Approving the Issue and Sale of $75,000,000 Debentures,
                           7-1/2% Series Due July 1, 1999,
                    With 1,500,000 Common Stock Purchase Warrants

               RESOLVED, That this Committee hereby authorizes and approves the issue and sale by the Company of 75,000 Units (the "Units"), each Unit consisting of $1,000 principal amount of a Debenture, 7-1/2% Series due July 1, 1999 (collectively, the "Debentures") and 20 Common Stock Purchase Warrants (collectively, the "Warrants"), each such Warrant being exercisable to purchase one share of the Common Stock, without par value, of the Company (the "Common Stock");

               RESOLVED FURTHER, That the Debentures and Warrants comprising the Units shall have the terms and provisions (i) set forth in the attached Board Resolution establishing the terms and provisions of the Debentures and hereby adopted by this Committee, and (ii) as hereinafter set forth;

               RESOLVED FURTHER, That the initial Exercise Price of each Warrant shall be $57.50 per share, to be evidenced by Warrant Certificates to be countersigned and delivered by Mellon Bank, N.A., as Warrant Agent (the "Warrant Agent") under a Warrant Agreement to be dated June 23, 1987 (the "Warrant Agreement") between the Company and the Warrant Agent, and expiring at 5:00 p.m., prevailing local time in New York, New York on July 1, 1992, with the number of Warrants and the Exercise Price to be subject to adjustment as provided in the Warrant Agreement;

               RESOLVED FURTHER, That the Debentures and the Warrants comprising each Unit shall not be separately transferable until October 1, 1987 or such earlier date as may be determined on behalf of the Company by the President, the Executive Vice President or the Vice President and Treasurer, with the consent of the Representative of the Underwriters, all as more fully set forth in the Warrant Agreement and the Board Resolution;

               RESOLVED FURTHER, That the Underwriting Agreement dated June 23, 1987 between the Company and The First Boston Corporation ("First Boston"), on behalf of itself and as Representative of the several Underwriters named on Schedule A thereto, presented to this meeting (the "Underwriting Agreement") be and the same hereby is approved, and that the proper officers of the Company be and thereby they are authorized and directed to execute and deliver, on behalf of the Company, the Underwriting Agreement, substantially in the form presented to this meeting, with such changes therein as the officers executing the same may approve;

               RESOLVED FURTHER, That the Company shall issue and sell for cash to the several Underwriters named in the Underwriting Agreement the Units at the purchase price of $985.00 per Unit specified in the Underwriting Agreement, and that the proper officers of the Company be, and each of them hereby is, authorized and directed to cause the Units, in the amounts agreed to be purchased by each Underwriter, to be delivered to First Boston for the several accounts of such Underwriters against payment to the Company of the purchase price therefor, all in accordance with the provisions of the Underwriting Agreement;

               RESOLVED FURTHER, That the form of Warrant Agreement presented to this meeting between the Company and the Warrant Agent, providing for the appointment of the Warrant Agent and for certain terms and provisions of the Warrants, be and the same hereby is approved, and that the proper officers of the Company be and hereby they are authorized and directed to execute and deliver, on behalf of the Company, the Warrant Agreement substantially in the form presented to this meeting, with such changes therein as the officers executing the same may approve;

               RESOLVED FURTHER, That the authority of the Company's Transfer Agent and Registrar with respect to the issuance, transfer, countersignature and registration of shares of the Company's Common Stock be and hereby it is extended to cover the authorized but unissued shares of Common Stock issuable upon exercise of Warrants, and that the proper officers of the Company be and hereby they are authorized and directed to issue such orders and instructions to the Company's Transfer Agent and Registrar as they or any of them shall deem necessary or advisable in connection with the foregoing;

               RESOLVED FURTHER, That the actions of the officers of the Company in causing to be filed with the Securities and Exchange Commission (the "SEC") on April 7, 1987 a Registration Statement (Form S-3, Registration Number 33-13232), including a Preliminary Prospectus dated April 7, 1987, relating to 75,000 Units and
          1.575 million shares of Common Stock be, and hereby it is, in all respects ratified, confirmed and approved, and that the proper officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to prepare or cause to be prepared and to execute and file with the SEC Amendment No. 1, including a Final Prospectus, to the Registration Statement, and to use such Amendment and such Final Prospectus in connection with the offering and sale of Units;

               RESOLVED FURTHER, That the forms of Debentures and Warrants (proofs of May 8, 1987 and May 7, 1987, respectively) presented to this meeting be and the same hereby are approved, and that the proper officers of the Company be and hereby they are authorized and directed to execute and deliver, on behalf of the Company, the Debentures and Warrants in substantially the forms presented to this meeting, with the blanks appropriately filled, and with such changes therein as the officers executing the same may approve;

               RESOLVED FURTHER, That the Debentures shall, as provided in the Indenture, be signed in the name and on behalf of the Company by the facsimile signature of the President of the Company under its corporate seal (which may be printed, engraved or otherwise reproduced on the Debentures, by facsimile or otherwise), attested by the facsimile signature of the Secretary of the Company, and that the facsimile signatures of Donald I. Moritz and Audrey C. Moeller, as President and Secretary of the Company, respectively, be and hereby they are adopted and approved for such purpose;

               RESOLVED FURTHER, That the action of the proper officers of the Company, in causing to be filed with the New York Stock Exchange an application for the listing thereon, subject to official notice of issuance, of $75,000,000 principal amount of 7-1/2% Debentures due July 1, 1999 and 1,500,000 shares of authorized but unissued shares of common stock issuable upon exercise of common stock warrants sold in conjunction with the Debentures due July 1, 1999, is hereby ratified, confirmed and approved and each of them is hereby authorized to make such changes therein and to take such steps as may be necessary or desirable to conform to applicable requirements for listing of such Debentures and shares of common stock;

               RESOLVED FURTHER, That the form presented to this meeting of the proposed Indemnity Agreement between the Company and The New York Stock Exchange, relating to the listing on said Exchange of the Debentures executed by facsimile signature as aforesaid, be and the same hereby is approved, and that the proper officers of the Company be and hereby they are authorized and directed to execute and deliver, on behalf of the Company, such Indemnity Agreement substantially in the form presented to this meeting, with such changes therein as the officers executing the same may approve;

               RESOLVED FURTHER, That the action of the proper officers of the Company in causing to be filed with the Philadelphia Stock Exchange an application for the listing thereon, subject to official notice of issuance, of 1,500,000 shares of authorized but unissued shares of common stock is hereby ratified, confirmed and approved.

               On motion duly made and seconded, the following resolution was unanimously adopted:

               RESOLVED,That in accordance with Section 301 of the Indenture dated as of April 1, 1983 (the "Indenture") from the Company to Bankers Trust Company, as trustee (the "Trustee"), there is hereby established for authentication and delivery by the Trustee the third series of Securities (such series being referred to herein as the "Debentures") of the Company to be issued under the Indenture, having the following terms and provisions in addition to the terms and provisions established by the Indenture:

               1.1 Title. The Title of the Debentures shall be "Debentures, 7-1/2% Series Due July 1, l999".

               2.1 Principal Amount. The aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture) shall be limited to $75,000,000.

               3.1 Maturity. The principal of the Debentures shall be payable on July 1, 1999.

               4.1 Interest Rate. The Debentures shall bear interest at the rate of 7-1/2% per annum until the principal thereof is paid or made available for payment and (to the extent that the payment of such interest shall be legally enforceable) at the same rate per annum on any overdue principal and premium and on any overdue installment of interest.

               4.2 Interest Accrual. Interest on the Debentures shall accrue from the date of the original issue of any of the Debentures or from the most recent Interest Payment Date (as specified in Section 4.3 below) to which interest has been paid or duly provided for.

               4.3 Interest PaYment Dates. The Interest Payment Dates on which interest on the Debentures shall be paid or duly provided for shall be semiannually on January 1 and July 1 in each year, commencing January 1, 1988.

               4 Regular Record Dates. The Regular Record Dates for the interest on the Debentures so payable on any Interest Payment Date (as specified in Section 4.3 above) shall be the December 15 or June 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

               5.1 Place of Payment. Principal of the Debentures shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City of New York, New York. Unless otherwise designated by the Company in a written notice to the Trustee, such office or agency in the Borough of Manhattan for the above purpose shall be the Corporate Trust Office of the Trustee. Interest on the Debentures shall be payable by check mailed to the registered address of the holder of record on the Regular Record Date for such interest payment.

               6.1 Redemption. The Debentures shall not be redeemable, in whole or in part, prior to maturity.

               7.1 Denominations. As contemplated by the Indenture, the Debentures shall be issuable in denominations of $1,000 and any integral multiple thereof.

               8.1 Convertibility. The Debentures shall not be convertible into shares of capital stock or other securities of the Company.

               9.1 Repayment. Except as provided in Section 10.1 hereof, the Company shall have no obligation to repay the Debentures (at the option of Holders or otherwise) prior to the Maturity of the Debentures (as specified in Section 3.1 above).

               10.1 Acceleration. In the event of a declaration of acceleration of the maturity of the Debentures pursuant to
          Section 502 of the Indenture, only an amount of principal equal to the accreted value of the Debentures may be declared to be due and payable. The accreted value of the Debentures shall be equal to the issue price of the Debentures as established for the purchasers upon original issue, increased by the amount of original issue discount which such purchasers would have been required to include in gross income to the time of such declaration of acceleration, in each case as determined for purposes of federal income taxes under the provisions of the Internal Revenue Code as in effect on the date of original issuance of the Debentures. In determining the issue price and original issue discount of the Debentures, the Trustee shall be entitled to rely on a certificate of a firm of independent certified public accountants who shall be satisfactory to the Trustee (and who may be accountants to the Company).

               11.1 Section 403 of the Indenture. Section 403 of the Indenture shall apply to the Debentures.

               12.1 Transfers. Until October 1, 1987 or such earlier date (the "Termination Date") as may be determined by the Company with the consent of The First Boston Corporation, the Debentures may not be transferred without the simultaneous transfer of 20 of the Company's Common Stock Purchase Warrants (the "Warrants") to the same registered holder for each $1,000 principal amount of Debentures so transferred.

               13.1 Other Provisions. The Debentures shall have no other terms than as set forth in this Board Resolution and the Indenture or as may be set forth in any indenture or indentures supplemental to the Indenture.

               Capitalized terms used in this Board Resolution have the meanings set forth in the Indenture unless otherwise indicated or the context indicates otherwise.